Exhibit 99.1

YAHOO! TO ACQUIRE KELKOO

Establishes Yahoo! as a Key Player in the Online European Commerce Space and Adds Significant Strength and Scale to Yahoo! Europe’s Business

Combination Furthers Yahoo!’s Efforts to Provide the Single Best User Experience

on the Web Globally

Sunnyvale, CA, London & Paris – March 26, 2004 – Yahoo! Inc, (Nasdaq: YHOO) a leading global Internet company, and Kelkoo S.A., Europe’s leading online comparison shopping service, today announced they have signed a definitive agreement under which Yahoo! will acquire Kelkoo.  Under the terms of the agreement, Yahoo! will acquire up to 100 percent of the share capital of Kelkoo for an aggregate cash purchase price of approximately €475 million, subject to certain adjustments.

Kelkoo’s comparison shopping service and lead referral model augments both Yahoo!’s global commerce initiatives and the search-related online marketing services provided through its subsidiary, Overture Services, further expanding Yahoo!’s position as the largest and most diverse online advertising platform in the world.

“Commerce has emerged as a key component of search, and the combination of Web search, product search and comparison shopping will help further Yahoo!’s goal to create the most comprehensive and best user experience on the Web globally,” said Terry Semel, chairman and chief executive officer, Yahoo! Inc.  “Kelkoo will add depth and breadth to Yahoo!’s integrated network of services for consumers, and adds another set of powerful tools for marketers seeking to reach them.”

Kelkoo is the largest e-commerce service originating in Europe.  It has operations in nine countries reaching nearly 10 percent (1) of all European Internet users.  Kelkoo enables consumers to quickly and easily find products through its product search engine, then compare prices from more than 2,500 merchants with more than 3 million products across 25 categories, including books, films, music, games and consoles, mobile phones, travel, computing, consumer electronics, fashion and cars.  Kelkoo’s merchants pay lead referral fees when consumers click through to merchant websites from its service.  Kelkoo operates through its own network of branded sites, powers shopping platforms for other shopping networks through ‘white label’ relationships, and maintains an affiliate distribution network.

“We believe the combination of Kelkoo’s comparison shopping service with Yahoo!’s global reach and commitment to being the leader in search and commerce will help Kelkoo extend its leading presence in Europe,” said Pierre Chappaz, chief executive officer and founder of Kelkoo.  “Our teams across Europe have worked tirelessly to create the region’s number one comparison shopping service and we anticipate that this transaction will enable us to further invest in developing the ultimate online shopping experience for consumers.”

(1)     8.74% reach according to Nielsen//NetRatings, January 2004

This acquisition expands upon Yahoo!’s global commerce strategy and will boost Yahoo! into a leading position in online commerce in Europe by leveraging the technology and experience of the region’s number one comparison shopping service.  The combination will also provide strategic balance to Yahoo! Europe’s network, adding an additional pillar alongside its powerful brand advertising offerings, search, and communications and access services. Furthermore, it is anticipated that the combination will add significant strength and scale to Yahoo! Europe’s business, increasing its reach by introducing millions of new users to Yahoo! Europe’s network.

Kelkoo and Yahoo! expect to take advantage of the rapid potential growth of online shopping and lead generation in Europe, by combining Kelkoo’s online shopping expertise and leading product search technology with Yahoo!’s network and its Web search technology, as well as by capitalizing on Overture’s commercial search capabilities. Within Europe, researching products has become the second most popular activity on the Internet, only second to sending e-mail (2).  And, according to Forrester Research, the European online retail market is expected to grow from €40 billion in 2004 to €167 billion by 2009 (3).

“Kelkoo is rapidly becoming essential in the daily lives of millions of Europeans making it an important addition to the Yahoo! network,” said John Marcom, senior vice president international operations, Yahoo! Inc.  “In addition, Kelkoo provides outstanding and complementary technology and personnel, including a strong management team, to help Yahoo! achieve its goals in Europe.”

Kelkoo was founded in France in November 1999, and has since merged with or acquired several companies in the UK, Spain, Norway and France.  The company has been profitable since the fourth quarter of 2002 and achieved rapid year over year growth from 2002 to 2003.  Kelkoo currently employs approximately 250 people across nine European countries.  It is not anticipated that there will be a reduction in Kelkoo’s workforce as a result of the transaction.

Kelkoo will become a subsidiary of Yahoo! following completion of the acquisition.  Pierre Chappaz will continue to lead Kelkoo’s operations and will report to John Marcom.

The transaction is subject to customary closing conditions, and is expected to be completed during the second quarter of 2004.

About Yahoo!

Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide and is the No. 1 Internet brand globally.  Headquartered in Sunnyvale, Calif., Yahoo!’s global network includes 25 World properties and is available in 13 languages.

About Yahoo! Europe

Yahoo! Europe provides communications, commerce and media services across its six sites in Europe to meet the needs of local consumers. Yahoo! Europe is comprised of the Yahoo! sites

(2)     Forrester Research, Consumer Technographics, Europeans’ Online Activities In 2004 (December 2003)

(3)     Forrester Research, Europe’s eCommerce: The Next Five Years (March 2004)

for the UK & Ireland (www.yahoo.co.uk), France (www.yahoo.fr), Germany (www.yahoo.de), Italy (www.yahoo.it), Spain (www.yahoo.es) and Catalán (www.ct.yahoo.com).  The Yahoo! offices in London, Paris, Munich, Milan and Madrid are staffed by local nationals and Yahoo! Europe is headquartered in central London.

About Kelkoo

Kelkoo is the leading European comparison shopping service, operating in 9 countries: UK; Germany; France; Italy; Spain; Holland; Denmark; Sweden; and Norway. It is the largest e-commerce service originated in Europe. Kelkoo’s technical center, located in Grenoble, France has been developing a powerful product search technology as well as shopping comparison services for all kind of products and services including cultural goods, electronics, computing, fashion and travel.  Kelkoo has been funded since its creation in 1999 by Venture capital firms such as Banexi Venture Partners, Sgam (Société Générale) and Innovacom from France, Netjuice and BBVA from Spain, and Kistefos from Norway.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!’s proposed acquisition of Kelkoo, Yahoo!’s expected financial performance (including without limitation as described in the quotations from management in this press release), as well as Yahoo!’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers of Yahoo! and Kelkoo to the transaction; Yahoo!’s ability to successfully integrate Kelkoo’s operations and employees; and general economic conditions. More information about potential factors that could affect Yahoo!’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2003, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov, and will be included in Yahoo!’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, which will be filed with the SEC in the near future.

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Yahoo! and the Yahoo! logo are trademarks and/or registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners

For more information, please contact:

Yahoo! Inc. Media Relations (Sunnyvale, CA)

Joanna Stevens, Yahoo! Inc., +1 408 349 7855, joanna@yahoo-inc.com

Yahoo! Europe Media Relations (London)

Kristin Carlos, Yahoo! Europe, + 44 207 808 4261, kcarlos@europe.yahoo-inc.com

Yahoo! Inc. Investor Relations

Paul Hollerbach, Yahoo! Inc., +1 408 349 3578, paulh@yahoo-inc.com

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